November 26, 2012

Citigroup Funding Inc.
Citigroup Inc.
399 Park Avenue
New York, NY 10043

Ladies and Gentlemen:

We have acted as special products counsel to Citigroup Funding Inc., a Delaware corporation (the “Company”), and Citigroup Inc., a Delaware corporation (the “Guarantor”), in connection with the offering pursuant to a registration statement on Form S-3 (No. 333-172554) of $3,767,000 aggregate principal amount of the Company’s Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships Due November 25, 2014 (the “Securities”) to be issued under an indenture dated as of June 1, 2005 (as amended, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A. The Company’s obligations under the Securities are guaranteed by the Guarantor pursuant to the terms of the Indenture (the “Guarantee”). Such registration statement, as amended as of its most recent effective date (November 20, 2012), insofar as it relates to the Securities and the Guarantee (as determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein and Exhibit 25.1, is herein called the “Registration Statement.”

We have reviewed the Registration Statement, including the Indenture, which is incorporated by reference therein, and we have reviewed the global note representing the Securities. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Citigroup Funding Inc.

Citigroup Inc., p. 2

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Guarantee is the valid, binding and enforceable obligation of the Guarantor.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Guarantor regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

With respect to our opinion expressed in paragraph 2, the waiver of defenses contained in Section 15.01 of the Indenture may be ineffective to the extent that such defense involves a matter of public policy in the State of New York.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the pricing supplement related to the Securities dated November 20, 2012 under the heading “Validity of the Notes” as counsel for the Company and the Guarantor who have passed on the validity of the Securities and the Guarantee being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP By: ___________/s/ Jeffrey D. Karpf_____________ Jeffrey D. Karpf, a Partner